EXHIBIT 10.33

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NON-EMPLOYEE DIRECTORS

The following is a summary of the standard compensation arrangements for the non-employee members of the Board of Directors of St. Mary Land & Exploration Company (the “Company”) for 2007.

For service for the fiscal period from May 25, 2006 through approximately May 17, 2007, the total annual target base compensation for each non-employee director is $160,000.  This base compensation is in the form of restricted stock.  The market price on the date of grant determines the number of shares that are issued to the director.  The grants vest over the period of service for the director and subsequently have a one-year restriction period.  In addition to the base compensation, the Board members are paid for meeting attendance fees and committee chairpersons are paid an additional cash retainer.

The meeting attendance fees paid to the non-employee directors is as follows:

1.                                       Payment of $750 for each Board meeting attended.

2.                                       Directors serving on a committee are paid $600 for each committee meeting attended and $375 for each telephonic committee meeting.

3.                                       Directors are reimbursed for expenses incurred in attending Board and committee meetings.

The committee chairs will receive the following cash payments in recognition of the additional workload of their respective committee assignments.  These amounts are to be paid at the beginning of the annual service period.

1.             Audit Committee - $15,000

2.             Compensation Committee - $5,000

3.             Nominating and Corporate Governance Committee - $5,000